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                                                                      Exhibit 99

           THE LIMITED, INC. REPORTS 1999 EARNINGS INCREASE OF 43%;
               SIGNIFICANTLY EXCEEDING WALL STREET EXPECTATIONS

              -AUTHORIZES $200 MILLION SHARE REPURCHASE PROGRAM-

Columbus, Ohio (February 22, 2000) -- The Limited, Inc. (NYSE/LSE: LTD) announced today that fourth quarter and full year 1999 earnings improved significantly over the prior period. This improvement was driven by the improved performance of the Company's apparel brands, which consist of Express, Lerner New York, Lane Bryant, Limited Stores and Structure, as well as by the previously reported strength of Intimate Brands, Inc. (NYSE: IBI).

Full Year Results
-----------------

On an adjusted basis, which excludes special items and reflects the August 1999 spin-off of Too, Inc. (TOO) and the May 1998 split-off of Abercrombie & Fitch Co. (ANF) as if they had occurred at the beginning of 1998, diluted earnings per share for the fifty-two weeks ended January 29, 2000 were $1.93, compared to $1.35 last year, an increase of 43%. These results significantly exceed the current Wall Street consensus estimate. The improved performance in 1999 is largely the result of a $176.9 million increase in operating income from the Company's apparel brands.

Chairman and Chief Executive Officer Leslie H. Wexner commented, "We're pleased that our brand building efforts resulted in improved performance at each of our apparel brands for the year. This traction gained in 1999 fuels our optimism for continued earnings improvement at our apparel brands in the future."

Adjusted 1999 sales were $9.500 billion compared to $8.814 billion last year, and comparable store sales increased 9%. Adjusted operating income increased 38% to $890.2 million from $643.5 million last year, and adjusted net income increased 40% to $445.5 million from $318.0 million in 1998.

Fourth Quarter Results
----------------------

Adjusted diluted earnings per share for the thirteen weeks ended January 29, 2000 were $1.31 compared to $0.92 last year, an increase of 42%. Adjusted fourth quarter 1999 sales were $3.287 billion compared to $3.133 billion last year, and comparable store sales increased 5%. Adjusted operating income increased 35% to $572.3 million from $423.5 million last year, and adjusted net income increased 37% to $294.9 million from $215.8 million last year.

Please refer to the attached fourth quarter and full year income statements for results which include special items and the results of TOO and ANF through the dates of their separation from the Company.

Authorization of Share Repurchase Program
-----------------------------------------

The Company also announced today that its Board of Directors has authorized a $200 million share repurchase program. The Company said it may repurchase shares from time to time in the open market or through privately negotiated transactions, depending on prevailing market conditions, alternative uses of capital and other factors. The Company has repurchased more than 147 million shares of its common stock since 1996.
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"Our decision to authorize a share repurchase program demonstrates our confidence in the strength of The Limited, Inc. and our future, and our commitment to creating sustained growth in shareholder value," stated Mr. Wexner.

Change in Accounting
---------------------

On February 16, 2000, the Company announced a change in accounting for gift certificates, store credits and layaway sales. The Company, which was not contacted by the Securities and Exchange Commission (SEC), chose to address this matter after the issuance of SEC Staff Accounting Bulleting No. 101, Revenue Recognition in Financial Statements. The financial results above include the impact of this accounting change, which reduced fiscal 1999 earnings by $.04 per share and fiscal 1998 earnings by $.03 per share, and had no impact on reported cash flows, net sales or comparable store sales. For further information on this matter, including restated financial statements, please refer to the Current Report on Form 8-K filed by the Company with the SEC on February 17, 2000.

The Limited, Inc., through Express, Lerner New York, Lane Bryant, Limited Stores, Structure and Henri Bendel, presently operates 2,913 specialty stores. The Company also owns approximately 84% of Intimate Brands, Inc. (NYSE: IBI), the leading specialty retailer of intimate apparel, beauty and personal care products through the Victoria's Secret, Bath & Body Works and White Barn Candle Co. brands.

To hear the Company's live fourth quarter earnings conference call, log on to www.limited.com at 8:00 a.m. EST on Tuesday, February 22, 2000. To hear a
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replay of the earnings call, dial 1-800-696-1585, followed by the ID code
189295, or log onto www.limited.com for an audio replay.
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on various important factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to; those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                     # # #

For further information, please contact:                    Tom Katzenmeyer
                                                            Vice President
                                                            Investor Relations
                                                            The Limited, Inc.
                                                            614-415-7076
                                                            www.limited.com
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